Exhibit 5.1

[King & Spalding LLP Letterhead]

March 23, 2004

Paladin Realty Income Properties, Inc.

10990 Wilshire Blvd.

Suite 500

Los Angeles, California 90024

Re:	Registration Statement of Paladin Realty Income Properties, Inc. on Form S-11

Ladies and Gentlemen:

We have acted as counsel to Paladin Realty Income Properties, Inc., a Maryland corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-11 (Registration No. 333-                        ) (the “Registration Statement”) filed with the Securities and Exchange Commission. The Registration Statement relates to the sale of up to 38,500,000 shares of Common Stock, par value $0.01 per share (the “Shares”).

In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

This opinion is limited in all respects to the laws of the State of Maryland, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, and subject to all of the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized and, when sold in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus that is included in this Registration Statement.

Very truly yours,

/s/    KING & SPALDING LLP